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Exhibit 10.38

                                                                October 16, 1995



Robert Weiler
35 Sears Road
Wayland, MA 01778

Dear Bob:

        It is my pleasure to offer you the position of Senior Vice President of Wang Laboratories, Inc. ("Wang" or the "Company") and President of Wang's Software Business Unit. This letter will set forth the details of our offer of your employment with Wang. The Company agrees to employ you, and you agree to remain in the employ of the Company, upon the following terms and conditions.

1.      POSITION

        You are to be employed as a Senior Vice President of Wang and President of Wang's Software Business Unit effective December 4, 1995 (the "Hire Date"). You will report directly to me in my capacity as the Chairman of the Board and Chief Executive Officer of Wang. You will also be a member of the Senior Operations Committee of the Company.

2.      TERM

        The terms and conditions of this offer letter will cover a three
(3)-year period beginning as of the Hire Date, unless otherwise terminated as provided in paragraph 4, below.

3.      COMPENSATION AND BENEFITS; EMPLOYMENT STATUS

        (A)    YEARLY PAYMENTS

               Your initial yearly base salary will be $400,000 (payable semi-monthly) and you will be eligible to participate in a yearly bonus plan targeted at 60% of your base salary, tied to your performance against the goals specified in the plan, with a maximum of 80% of your base salary for 120% performance against plan. Your salary and bonus will be reviewed yearly for possible upward adjustments at the discretion of the Company.
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        (B)    STOCK INCENTIVES

               (i) Grants. You will be eligible to participate in the Company Employee Stock Incentive Plan ("Plan") and pursuant to this agreement and that Plan, you will be granted 200,000 options to purchase Wang Common Stock at $15 7/8 per share. These options to purchase Wang Common Stock (the "FY 96 Wang Options") will vest over a four (4) year period with 25% of the options vesting on each of the first, second, third and fourth anniversary of the Hire Date. Your eligibility for future stock grants shall be pursuant to the same terms and conditions as those applied to other similarly situated officers of the Company.

               (ii) Conversion. The parties agree to negotiate in good faith the terms and conditions of an agreement which would provide certain rights to substitute or exchange the options to purchase Wang Common Stock granted to you.

               (iii) Eligibility. You will be entitled to receive the benefits and/or elect to exercise the rights set forth in subsections (3)(B)(i) and 3(B)(ii) only if you are an employee of the Company at the time such benefits accrue.

        (C)    OTHER PROVISIONS

               (i) The Company will provide health and dental coverage to you in accordance with existing Company plans available to all employees generally. The Company will also provide term life insurance to you based on your insurability in the amount of Two Million Five Hundred Sixty Thousand Dollars ($2,560,000). You will also receive three (3) weeks of vacation per year and the Company's standard sick time and personal holiday benefits.

               (ii) Your eligibility for on-going salary increases and bonuses, and other initial benefits shall be pursuant to the same terms and conditions as those applicable to other similarly situated officers of the Company. You will also be eligible for all other perquisites that are or may be made available to other similarly situated officers of the Company from time to time.

               (iii) During your employment, the Company will pay you a monthly automobile allowance of $585.00, or pay the monthly lease of an equal amount for one automobile leased through the company. Additionally,
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the company will pay the automobile insurance premium expense for one automobile leased through the company. During your employment, the Company will also reimburse you, at regular intervals and in accordance with Company policy, for all business travel, telephone and out-of-pocket expenses incurred by you in the performance of your duties as an officer of the Company.

               (iv) At the end of the three (3)-year period described in this offer letter, your employment status will be at-will, meaning that your employment at Wang will be for an indefinite period of time and will be terminable at any time, with or without cause being shown, by either your or the Company. Therefore, the terms and conditions contained in paragraph 4 of this offer letter will expire at the end of this three (3)-year period and the original, unmodified terms of paragraph 6 of the enclosed, presently modified standard Wang Employment Agreement, will thereafter be in full force and effect. All other terms and conditions of this offer letter will remain in effect after the three (3)-year period, subject to Wang's right to review them and make adjustments as appropriate.

               (v) Commencing upon the Hire Date you will be eligible to participate in the Company' Supplemental Executive Retirement Plan (SERP).

               (vi) The Company and you will enter into a change-in-control agreement in a form substantially similar to that made available to other similarly situated officers of the Company.

4.      TERMINATION/SEVERANCE COMPENSATION AND BENEFITS

        In the event that your employment with the Company is involuntarily terminated other than "for cause" or because of your death or substantial inability to work, Wang will pay you, semi-monthly, an eighteen (18)-month salary continuance equal to your then base salary plus the target contained in your bonus plan. During this salary continuance period, Wang will also continue to make available through COBRA health and dental (but no other) benefits to you at no cost.

        In the event you become employed (including consulting) at any time during the eighteen (18)-month salary continuance period, all remaining salary continuance payments (and health and dental insurance coverage premium payments) shall terminate as of your date of hire by your new employer, except to the extent that the total annual compensation for your new employment is
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less than the total of your remaining salary continuance payments and, in such event, the Company shall only pay that amount equal to the difference.

5.      NO CONFLICTS OF INTEREST

        By signing this offer letter, you represent that you are not subject to any restrictions, particularly, but without limitation, in connection with any previous employment, which prevent you from entering into and performing your obligations under this offer letter or which materially and adversely affect (or may in the future, so far as you can reasonably foresee, materially and adversely affect), your right to participate in the affairs of the Company.

6.      PROOF OF CITIZENSHIP AND ABILITY TO WORK

        This offer is contingent on your providing Wang with proof of U.S. citizenship or alien work permission, as required by federal law, within the first three days of the Hire Date. This offer is also contingent on your signing and returning to Wang the enclosed Department of Defense forms.

7.      STANDARDS OF ETHICS AND BUSINESS CONDUCT AND STANDARD EMPLOYMENT
        AGREEMENT

        Upon joining Wang, you will be required to comply with Wang's Standards of Ethics and Business Conduct and sign Wang's Employment Agreement as presently modified (copy enclosed).

8.      NON-COMPETITION

        For a period of 18 months following the termination of your employment with the Company you agree not to work with or for a workflow, imaging or HSM business or to seek to recruit employees of the Company for positions elsewhere.

9.      CONFIDENTIALITY

        By our signatures below, we agree to treat the details of this offer letter with utmost confidentiality and that we will not disclose them to any third parties except your immediate family, our respective financial and/or legal advisors, such Wang personnel and/or agents as have a need to know this information for business purposes and as may be required to comply with applicable law or governmental regulations.
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On a more personal note, I and the whole management team are excited to have you join Wang and look forward to your active participation in our future success

                                               Sincerely,

                                               /s/ Joseph M. Tucci
                                               -------------------
                                               Joseph M. Tucci
                                               Chairman of the Board
                                               and Chief Executive Officer

Enclosures:  Standard Employment Agreement (as presently modified) Department of
             Defense Forms

Accepted and Agreed to:

  Robert K. Weiler                               November 27, 1995
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Name:                                          Date